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                                                                EXHIBIT 11

                    STERLING VISION, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (Unaudited)
                    (In Thousands, Except Per Share Data)


                                                                                               For the Three Months Ended
                                                                                                         March 31,
                                                                                          -----------------------------------
                                                                                            1997               1996
                                                                                            ----               ----
   PRIMARY EARNINGS

   Net income                                                                             $(1,695)           $   158
                                                                                          ========           ========

   Weighted average number of common
      shares outstanding                                                                   12,387             12,277

   Weighted average number of common shares
      to be issued                                                                            450                  -

   Incremental shares based on the treasury
     stock method for stock options and warrants,
     using the average market price                                                           402                104
                                                                                          ---------          --------
   Weighted average number of common share
     and common share equivalents outstanding                                              13,239             12,381
                                                                                          =======            ========

  Primary earnings per common share                                                       $  (.13)               .01
                                                                                          =======            ========

 FULLY DILUTED EARNINGS*

   Net income                                                                             $(1,695)           $   158
                                                                                          =======            ========

   Weighted average number of common
      shares outstanding                                                                   12,387             12,277

   Weighted average number of common shares
       to be issued                                                                           450                  -

   Incremental shares based on the treasury

     stock method for stock options and warrants,
     using the average market price                                                           405                 71
                                                                                          --------           --------
   Weighted average number of common share
     and common share equivalents outstanding                                              13,242             12,348
                                                                                          =======            ========

Fully diluted earnings per common share                                                   $  (.13)           $   .01
                                                                                          =======            ========


* This calculation is submitted in accordance with Security Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it is anti-dilutive or results in dilution of less than 3%.

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